UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2005

TEXAS ROADHOUSE, INC.

 (Exact Name of Registrant as specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-50972 (Commission File Number)	20-1083890 (IRS Employer Identification No.)

6040 Dutchmans Lane, Suite 400 (Address of principal executive offices)	40205 (Zip code)

(502) 426-9984

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 25, 2005, the Compensation Committee of the Registrant’s Board of Directors authorized a revised bonus program for the Registrant’s executive officers.  If the Registrant achieves earnings per basic share (“EPS”) of $0.855 (the “Annual Target”) for fiscal 2005, the executive officers will receive the Base Bonus set forth in the table below.  For each $0.01 EPS above the Target, the Base Bonus will be increased by 7% up to a maximum of 100% of the Base Bonus.  For example, achieving $0.865 of EPS would result in a bonus payout of 107% of Base Bonus.

For each $0.01 EPS below the Target, the Base Bonus will be reduced by 7% up to a maximum of 100% of the Base Bonus.  For example, achieving $0.845 of EPS would result in a bonus payout of 93% of the Base Bonus.

The Annual Target will be adjusted for acquisitions or divestitures, accounting changes, and other extraordinary events as noted by the Compensation Committee.

The Registrant will pay bonuses on a quarterly basis, based upon the achievement of quarterly targets which equal in the aggregate to the Annual Target of $0.855 EPS.

The following table sets forth the Base Bonus, Minimum Bonus, and Maximum Bonus to be paid to each of the named executive officers under this incentive program for fiscal 2005.

Executive Incentive Compensation
	Base Bonus	Minimum Bonus	Maximum Bonus

Kent Taylor	$200,000	$0	$400,000
G.J. Hart	300,000	0	600,000
Steve Ortiz	200,000	0	400,000
Scott Colosi	115,000	0	230,000
Sheila Brown	50,000	0	100,000

Also on February 25, 2005, the Compensation Committee increased Sheila Brown’s annual salary from $120,000 to $150,000, increased her annual Base Bonus from $40,000 to $50,000 as set forth in the table above, and authorized the grant of stock options for 51,563 shares of Class A common stock, effective March 4, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: March 3, 2005	By	/s/ G. J. Hart
G. J. Hart
President & CEO